UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2008

DIEDRICH COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21203	33-0086628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Executive Park, Suite 200

Irvine, California 92614

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 260-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definite Agreement

On October 8, 2008, Diedrich Coffee, Inc. (the “Company”) obtained commitments (the “Commitment Letter”) from Sequoia Enterprises, L.P. (“Sequoia”) and Vessel Partners, L.P. (with Sequoia, the “Lenders”), which are both limited partnerships whose general partner also servers as the chairman of the Board of Directors of the Company, to, among other things, extend the maturity of a $2,000,000 note due under a $5,000,000 contingent convertible note purchase agreement with Sequoia and to provide additional financing as described in the Commitment Letter. The Lenders will enter into a $5,000,000 commitment letter or note agreement with the Company not later than 15 days from the date of the Commitment Letter. A copy of the Commitment Letter is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 10, 2008, the Company received a staff deficiency letter from The NASDAQ Stock Market indicating that based on the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the year ended June 25, 2008, the Company does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on The NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(3). The NASDAQ staff is reviewing the Company’s eligibility for continued listing on The NASDAQ Global Market and has asked the Company to provide a specific plan to achieve and sustain compliance with all of the NASDAQ Global Market listing requirements, including a time frame for completion of the plan. The Company is in the process of preparing a response to NASDAQ’s request for a plan.

On October 15, 2008, the Company issued the press release, attached hereto as Exhibit 99.1, relating to the matters described above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Commitment Letter dated October 8, 2008, by Sequoia Enterprises, L.P. and Vessel Partners, L.P.
99.1	Press Release dated October 15, 2008, furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2008	DIEDRICH COFFEE, INC.

	By:	/s/ Sean M. McCarthy
Sean M. McCarthy
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Commitment Letter dated October 8, 2008, by Sequoia Enterprises, L.P. and Vessel Partners, L.P.
99.1	Press Release dated October 15, 2008, furnished herewith

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